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Exhibit 10.1



                          THIRD MODIFICATION AGREEMENT


      This Third Modification Agreement (the "Agreement") is made and entered into this 17th day of May, 2000, by and between FIRSTAR BANK, N.A., formerly known as Star Bank, N.A., a national banking corporation, with an office located at 175 South Third Street, Columbus, Ohio 43215 (the "Bank"), and PH GROUP INC., an Ohio corporation formerly known as Resource General Corporation, and successor by merger to PH Hydraulics and Automation, Inc., whose address is 2241 CityGate Drive, Columbus, Ohio 43219 (the "Borrower"), and PHOENIX MANAGEMENT, LTD., an Ohio limited liability company, whose address is 2241 CityGate Drive, Columbus, Ohio 43219, and CHARLES T. SHERMAN, individually, who resides at 354 Whitaker Avenue, Powell, Ohio 43065 (collectively the "Guarantors").

                                    RECITALS:

      A. On April 28, 1997, the Borrower and the Bank entered into an Amended and Restated Revolving Credit/Term Loan Agreement which provided the terms and conditions under which the Bank agreed to extend to the Borrower a revolving line of credit in the amount of $2,500,000.00, a term loan in the amount of $500,000.00, and a term loan in the amount of $600,000.00. Each of these loans was evidenced by a separate promissory note and secured by a security interest in all of the business assets of the Borrower as evidenced by security agreements and perfected by financing statements filed with the Secretary of State of Ohio and with the Recorder of Franklin County, Ohio.

      B. On June 29, 1998, the Borrower and the Bank entered into a Second Amended and Restated Revolving Credit/Term Loan Agreement (the "Credit Agreement"), by the terms of which the Bank agreed to replace the revolving line of credit for $2,500,000.00 with a new revolving line of credit in the amount of $3,500,000.00 (the "Revolving Loan"), and also agreed to consolidate the outstanding balances on the term loans, along with approximately $500,000.00 of outstanding indebtedness on the existing revolving line of credit, into one consolidated term loan in the amount of $1,200,000.00 (the "Term Loan").

      C. The Credit Agreement provided that, subject to there being no event of default, as described in the Credit Agreement, or any circumstance which would, with the passage of time or the giving of notice, become an event of default, the Bank would make advances to the Borrower on the Revolving Loan according to the terms of the Credit Agreement, up to a maximum amount of $3,500,000.00, which line of credit would remain in effect until June 30, 2000 (the "Maturity Date").

      D. The Credit Agreement further provided that the amounts outstanding under the Revolving Loan would accrue interest pursuant to either the "Prime Interest Rate" option, or the "LIBOR Interest Rate" option, as described in the Credit Agreement.

      E. The Credit Agreement further provided that both the Revolving Loan and the Term Loan, as well as all other obligations as described in the Credit Agreement, would be secured by the following:

      (1) A first priority security interest in all of the Borrower's accounts receivable, inventory, equipment, fixtures and furniture, whether then owned or thereafter acquired, as well as their proceeds (cash or non-cash), and any insurance proceeds related thereto;


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       (2)    A Collateral Assignment of Life Insurance covering a policy on the life of Charles T. Sherman in the amount of $500,000.00, which assignment would be a first and best assignment;

       (3) A first mortgage lien on approximately 505 acres of real property owned by the Borrower and located in Perry County, Ohio; and

       (4) Provisions, by the terms of which all obligations of the Borrower to the Bank shall be cross-collateralized and cross-defaulted to all other existing debt owed by the Borrower to the Bank.

      In addition, the Revolving Loan and the Term Loan were to be secured by the guarantys of Charles T. Sherman, the President of the Borrower, and by Phoenix Management, Ltd., a limited liability company. All of the collateral, including the guarantys, is collectively referred to as the "Collateral".

      F. On June 29, 1998, in accordance with the terms of the Credit Agreement, the Borrower executed and delivered to the Bank its Promissory Note in the amount of $3,500,000.00 (the "Revolving Note"). The Revolving Note provided that the principal amount outstanding thereunder would accrue interest as described therein, and in the Credit Agreement, and further, that the Borrower would make regular monthly payments of the accrued and unpaid interest on the 30th day of each month beginning July 30, 1998, and continuing until June 30, 2000, at which time the principal amount, plus any remaining accrued and unpaid interest, will be paid in full. The Credit Agreement provided that if the LIBOR Interest Rate option is selected, interest will be paid on the Maturity Date of each contract for a LIBOR Rate Advance, as defined in the Credit Agreement.

      G. On June 29, 1998, in accordance with the terms of the Credit Agreement, the Borrower executed and delivered to the Bank its Promissory Note in the amount of $1,200,000.00 (the "Term Note"). The Term Note provided that the amounts outstanding thereunder will bear interest at a fixed rate of 8.070% and be paid in eighty-three (83) principal payments of $14,285.71 plus interest, followed by one payment of $14,385.35, plus interest, with the first payment being due on July 30, 1998, and such payments continuing on the same day of each month thereafter until June 30, 2005, at which time any remaining principal and interest are to be paid in full.

      H. On June 29, 1998, Charles T. Sherman, individually, executed and delivered to the Bank his Commercial Guaranty, by the terms of which he absolutely and unconditionally guaranteed the payment to the Bank of all of the obligations of the Borrower to the Bank; provided, however, that his maximum liability would not exceed the principal sum of $600,000.00, plus all interest thereon, and such other costs, expenses and attorney fees as described in the Commercial Guaranty.

      I. On June 29, 1998, Phoenix Management, Ltd., an Ohio limited liability company, executed and delivered to the Bank its Commercial Guaranty, by the terms of which it absolutely and unconditionally guaranteed the payment to the Bank of all of the obligations of the Borrower in an amount not to exceed the principal sum of $4,700,000.00, plus all interest thereon, and such other costs, expenses and fees as described in the Commercial Guaranty.

      J. On July 1, 1999, the Bank, the Borrower and the Guarantors entered into a Modification Agreement (the "Modification Agreement"), by the terms of which the parties agreed that the Borrower was in default pursuant to various provisions of the Credit Agreement, Revolving Note and Term Note, which defaults were referred to as the "Covenant Defaults". The Modification Agreement also reflected the commitment of the Borrower to pursue the acquisition of additional equity and/or subordinated debt in order to strengthen the capital base of the Borrower. The Modification Agreement also indicated the Bank's unwillingness to continue the


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Revolving Loan in the absence of such equity or debt. The Bank agreed to waive the Covenant Defaults contingent upon the execution of the Modification Agreement by all of the parties.

      K. The Modification Agreement reduced the Revolving Loan and the Revolving Note, effective on the date of the Modification Agreement, to $3,000,000.00 and accelerated the Maturity Date to September 30, 1999. It also provided that until that time the Bank would continue to make available to the Borrower loan proceeds in an amount not to exceed $3,000,000.00 pursuant to the Borrowing Base requirements as set forth therein. Included in the Borrowing Base was a special temporary advance of $250,000.00 (the "Special Temporary Advance"). The Modification Agreement also provided for the principal amounts outstanding thereunder to bear interest at either the Prime Interest Rate option or the LIBOR Interest Rate option as described in the Credit Agreement. Further, the Bank waived all of the Covenant Defaults and in consideration for this waiver, the Borrower paid to the Bank a waiver fee of $5,000.00 at the time of the execution of the Agreement. In addition, COVENANT (J) of the Credit Agreement entitled "TANGIBLE NET WORTH" was deleted and replaced with a new section.

      L. The Modification Agreement further provided that the Borrower and the Guarantors would exercise their best efforts to obtain a commitment for the injection of additional equity or subordinated debt into the Borrower. The Borrower and the Guarantors further agreed that if no commitment for additional equity or subordinated debt satisfactory to the Bank in all respects had been obtained by the Borrower by July 31, 1999, then they would pay the Bank a fee of $10,000.00, and in addition the Bank would select an appraiser who would conduct an appraisal of the Borrower's fixed assets. It further provided that if no such commitment had been entered into by the Borrower, or if entered into, but not consummated, by September 30, 1999, then the Borrower would pay the Bank another $10,000.00 fee. The Borrower was unable to obtain a commitment for additional equity or subordinated debt by July 31, 1999 and, therefore, paid the $10,000.00 fee which was due. By September 30, 1999, the Borrower had still not obtained the commitment, and was unable to pay the required $10,000.00 fee.

      M. On December 22, 1999, the Bank, the Borrower and the Guarantors entered into a Second Modification Agreement by the terms of which the Maturity Date of the Revolving Loan and the Revolving Note was extended to February 29, 2000. It also provided that until that time the Bank would make available to the Borrower loan proceeds in an amount not to exceed $2,476,000.00 pursuant to the terms of the Credit Agreement, except as modified by the Modification Agreement and the Second Modification Agreement. It further provided that the amount outstanding under the Revolving Loan would, at all times, be supported by the Borrowing Base as described therein, and that on the first day of each month the Borrower would submit to the Bank a Borrowing Base Certificate in the form attached to the Second Modification Agreement.

      N. The Second Modification Agreement also provided that the amounts outstanding under the Revolving Loan would accrue interest at a rate equal to the Prime Commercial Rate of the Bank (as defined in the Credit Agreement), plus one and three-quarters of one percent (1.75%), and also that COVENANT (J) of the Credit Agreement, entitled "Tangible Net Worth", was deleted in its entirety.

      O. The Second Modification Agreement further provided for the payment at the time of signing of a $5,000.00 renewal fee by the Borrower and the payment of the additional $10,000.00 fee that was due September 30, 1999. Further, Borrower agreed to pay to the Bank at the time of signing, $25,000.00 to be applied to the Term Note and also agreed to pay an additional $25,000.00 on the Term Note on January 31, 2000, and an additional $50,000.00 on February 28, 2000. All of these payments have been made except for the $50,000.00 due on February 28, 2000.

      P. The Second Modification Agreement further provided that the Revolving Note and the Term Note would continue to be secured by all of the Collateral except for the mortgage on


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the Perry County property which had previously been released. It further provided that the Bank waived the defaults by the Borrower in relation to the "Fifth Third Loan" as described therein.

      Q. There is an outstanding principal balance on the Revolving Loan and the Revolving Note as of March 2, 2000 of $2,474,715.85. There is an outstanding principal balance on the Term Loan and the Term Note of $639,003.68 as of March 2, 2000, and the next payment of principal and interest is due March 30, 2000.

      R. The Bank has continued to express to the Borrower its unwillingness to extend credit under the terms of the Revolving Loan and, therefore, has encouraged the Borrower to look elsewhere for its financing needs. The Borrower and the Guarantors are seeking new financing from another source in order to pay off the indebtedness owed to the Bank, but have requested additional time from the Bank in order to accomplish this. The Bank has agreed to this additional extension of time to find new financing contingent upon the execution of this Agreement by all of the parties.

      NOW, THEREFORE, based on the foregoing recitals (which are incorporated herein as agreements, representations, warranties and covenants of the respective parties, as the case may be), and for other good and valuable consideration, receipt of which is hereby mutually acknowledged, the parties hereto agree as follows:

      1. The Maturity Date of the Revolving Loan and the Revolving Note are, as of the date of this Agreement, extended to May 31, 2000 (the "New Maturity Date"). Until that time, the Bank will make available to the Borrower loan proceeds in an amount not to exceed $2,476,000.00, pursuant to the terms of the Credit Agreement, except as modified by the Modification Agreement, the Second Modification Agreement and herein. The Borrower may borrow, repay and reborrow up to the "Maximum Amount", which shall be the lesser of: a) the sum of 80% of billed accounts receivable acceptable to the Bank which are outstanding less than ninety (90) days from date of invoice, plus 50% of raw materials (up to a maximum raw materials advance of $250,000.00), plus 20% of work-in-process (up to a maximum work-in-process advance of $500,000.00), plus 60% of finished goods, (subject, however, to an overall limitation of $1,500,000.00 on all advances for raw materials, work-in-process and finished goods), (the sum of which shall be called the "Borrowing Base"); or b) $2,476,000.00. At all times, the Maximum Amount outstanding must be supported by the Borrowing Base.

      2. On the first day of each month, the Borrower shall continue to submit to the Bank a Borrowing Base Certificate in the form of "Exhibit A" attached to the Second Modification Agreement.

      3. The principal amount outstanding under the Revolving Loan will continue to be evidenced by the Revolving Note. However, the principal amounts outstanding will accrue interest at a rate equal to the Prime Commercial Rate of the Bank (as defined in the Credit Agreement), plus two percent (2%).

      4. The interest on the Revolving Note shall continue to be paid in consecutive monthly payments with the next one due March 30, 2000, and continuing thereafter on the same day of each month until the New Maturity Date, at which time the principal, and any accrued and unpaid interest, shall be paid in full.

      5. At the time of the execution of this Agreement, the Borrower shall pay to the Bank a renewal fee of $3,000.00, and also pay $25,000.00 of the $50,000.00 that was due on the Term Note on February 28, 2000, with the remaining $25,000.00 to be paid on March 31, 2000. The Term Loan will otherwise continue to be paid as provided in the Term Note. The Borrower



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acknowledges and agrees that the Bank will debit the Borrower's checking account for each payment on the Term Note when it is due, and apply it on the Term Note.

      6. The amounts outstanding under both the Revolving Note and the Term Note will continue to be secured by the Collateral, except for the mortgage on the 505 acres of real property owned by the Borrower in Perry County, Ohio, which was previously released. The Borrower will also execute and deliver to Parker Industrial LLC, as its landlord, such acknowledgments and agreements as will then enable Parker Industrial LLC to execute and deliver to the Bank a Landlord's Waiver, the form of which has been agreed upon by the Bank and Parker Industrial LLC. The Borrower will enter into such additional agreements as the Bank may require in order to further evidence and perfect its security and lien interests in the Collateral, including a security agreement and financing statement covering the overhead cranes installed on the Borrower's premises.

      7. The Bank continues to have the right at any time to select an appraiser to conduct an appraisal of the Borrower's fixed assets and provide the Bank with both an orderly liquidation value and a forced liquidation value of these assets. The costs of any such appraisal will be paid by the Borrower.

      8. The Bank continues to have the right, at any time, to sell, assign and transfer to a third party, all of its right, title and interest in and to the Credit Agreement, Revolving Note, Term Note, Commercial Guaranty, as well as all other instruments and Collateral documents relating to the Revolving Loan, the Term Loan and the Collateral.

      9. Upon the occurrence of an event of default, and the expiration of any applicable cure period, including any under the terms of the Credit Agreement, the Bank, in its sole discretion, shall continue to have the right to establish a cash collateral deposit account into which all of the proceeds from the sale of Borrower's inventory and the collection of its receivables shall flow. If the Bank establishes a cash collateral deposit account, it shall immediately give the Borrower notice of this fact. The Bank shall have exclusive control over the account and the exclusive right to make withdrawals and apply the proceeds to any amounts then due and owing on the Borrower's obligations. Borrower shall continue to maintain its lockbox with the Bank and in directing its accounts receivable to remit all payments to the lockbox. In the event the Bank chooses to establish a cash collateral deposit account, all monies from the lockbox will flow directly into the account.

      10. The Borrower and the Guarantors jointly and severally acknowledge and agree that their obligations under the Revolving Loan and the Term Loan, as evidenced by the Credit Agreement, Revolving Note, Term Note, the security agreements and financing statements, and all other documents related thereto as modified by this Agreement (the "Loan Documents"), and all other obligations of any one or more of them to the Bank, are owing without setoff, recoupment, defense or counterclaim, in law or in equity, of any nature or kind; that the obligations are secured by valid, perfected, indefeasible, and enforceable first priority liens in all of the assets of the Borrower, as more specifically described in the Loan Documents.

      11. The Borrower and each of the Guarantors represent and warrant that they are not aware of, and do not possess, any claims or causes of action against the Bank. Notwithstanding the representation, and as further consideration for the agreements and understandings herein, the Borrower and each of the Guarantors, in every capacity including without limitation, shareholders, officers, partners, directors, investors or creditors, or any one or more of the parties, and each of their employees, agents, executors, successors and assigns, hereby release the Bank and its officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns from any liability, claim, right or cause of action which now exists, or hereafter arises, whether known or unknown, arising from or in any way related to facts in existence as of the date hereof.


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      12. No failure or delay on the part of the Bank in the exercise of any power or right, and no course of dealing between any one or more of the Borrower, the Guarantors and the Bank operates as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for in the Loan Documents are cumulative and not exclusive of any remedies which may be available to the Bank at law or in equity.

      13. The Borrower and the Guarantors represent and warrant that the execution, delivery and performance of this Agreement by the Borrower and the Guarantors, and all agreements and documents delivered in conjunction herewith have been duly authorized by all necessary corporate or limited liability company action and do not and will not require any consent or approval of stockholders or members, nor violate any provision of any law, rule, regulation, order, writ, judgment, injunction or decree presently in effect having applicability to the Borrower or the Guarantors, or the governing documents of either, or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower or the Guarantors are a party or by which they or their properties may be bound or affected.

      14. Except as expressly modified and amended by the terms of this Agreement, all other terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified, confirmed and approved. If there is an express conflict between the terms of this Agreement and the terms of the Credit Agreement or the other Loan Documents, the terms of this Agreement govern and control.

      15. This written Agreement represents the final agreement between the Borrower, the Guarantors and the Bank and may not be contradicted by evidence of prior contemporaneous or subsequent oral agreements by the parties. All prior and contemporaneous oral agreements, if any, between the Bank on the one hand, and any one or more of the Borrower or any of the Guarantors on the other hand, are merged into this Agreement and do not survive the execution of this Agreement. Modifications or amendments to this Agreement must be in writing and signed by all parties in order to be effective.

      16. The Borrower and the Guarantors agree that they shall pay the costs and expenses, including attorney fees, incurred by the Bank arising from or relating in any way to the Loan Documents, this Agreement, or any subsequent negotiations, agreements and disputes. Furthermore, the costs and expenses shall constitute a part of the obligation under the Credit Agreement and shall be secured by all of the Collateral securing the Revolving Loan and the Term Loan. The Revolving Loan and the Term Loan shall continue to be cross-collateralized and cross-defaulted in all respects.

      17. This Agreement is governed by the laws of the State of Ohio and is binding on each party and their respective successors, assigns, heirs and personal representatives, and shall inure to the benefit of the Bank and its successors and assigns. If any provision of this Agreement conflicts with any applicable statute or law, or is otherwise unenforceable, such offending provision is null and void only to the extent of such conflict or unenforceability, and is deemed separate from and does not invalidate any other provision of this Agreement.


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      IN WITNESS WHEREOF, this Agreement is effective on the date indicated on the first page.


BORROWER:                                       BANK:

         PH Group Inc.                          Firstar Bank, N.A.



By:                                    By:
   --------------------------             ------------------------------------
         Charles T. Sherman                     Martin J. Durkin
         President                                    Assistant Vice President



                                   GUARANTORS:


                                                      Phoenix Management, LTD.


                                                By:
-----------------------------                      ---------------------------
         Charles T. Sherman                           Charles T. Sherman,
                                                      Member



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